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                                                                   EXHIBIT 23.01

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Plan's Administration Committee
Travelers Property Casualty Corp.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-84740 and 333-98365 on Form S-8 of Travelers Property Casualty Corp. of our report dated June 30, 2003 relating to the statements of net assets available for plan benefits of the Travelers 401(k) Savings Plan as of December 31, 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the Travelers 401(k) Savings Plan.

KPMG LLP
June 30, 2003